NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 12, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 1, 2024, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the holding company reorganization of Ferguson (Jersey) Limited (f/k/a Ferguson plc), which became effective on August 1, 2024, the Ordinary Shares of Ferguson (Jersey) Limited (f/k/a Ferguson plc) (Old) was exchanged for Common Stock of Ferguson Enterprises Inc. (New) on a share for share basis. This Form 25 is only for the removal from listing on the Exchange of the Ordinary Shares of Ferguson (Jersey) Limited (f/k/a Ferguson plc) and not a termination of the registration of the Common Stock of Ferguson Enterprises Inc. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions, the Ordinary Shares of Ferguson (Jersey) Limited (f/k/a Ferguson plc) was suspended from trading on August 1, 2024.